Registration No. _________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

E-WASTE SYSTEMS, INC.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

26-4018362
(IRS Employer I.D. Number)

101 First Street
Los Altos, CA 94022
(Address of principal executive offices) (Zip Code)

2013
EQUITY COMPENSATION PLAN
 (Full Title of Plan(s))

Martin Nielsen
Chief Executive Officer
E-Waste Systems, Inc.
101 First Street
 Los Altos, CA 9402
                                                          (650) 283-2907
(NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer   ☐  Accelerated filer                          ☐
Non-accelerated filer      ☐    Smaller reporting company        ☒

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered:	Maximum Amount to be Registered (1)(3):	Proposed Maximum Offering Price Per Share (2):	Proposed Maximum Aggregate Offering Price:	Amount of Registration Fee:
Common Stock, par value, $.0001 per share	30,000,000	$0.0078	$234,000	$31.92

(1)    The fee with respect to these shares has been calculated pursuant to Rules 457(h) and 457(c) under the Securities Act of 1933 and based upon the average of the high and low price per share of the Registrant's Common Stock on April 17, 2013, a date within five (5) days prior to the date of filing of this Registration Statement, as reported by the Over the Counter Bulletin Board.

(2)    Estimated solely for the purpose of calculating the registration fee.

(3)    The number of shares of Common Stock stated above consists of the aggregate number of shares which may be issued  pursuant to the 2013 Equity Compensation Plan (Amendment 1) (the "Plan").  The maximum number of shares which may be issued  pursuant to the Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of such Plan.  Accordingly, this Registration Statement shall also cover any additional shares of Common Stock which become issuable pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.  In addition, pursuant to Rule 416(c) under the Securities Act of 1933 (the "1933 Act"), this Registration Statement also covers an indeterminate amount of  interests to be offered or sold pursuant to the Plan.

Documents Incorporated by Reference       Yes   ☑             No      ☐

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1).  Such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  Such documents and the documents  incorporated  by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

The following documents, which are filed or are in the process of being filed with the Securities Exchange Commission, are hereby incorporated by reference in this Registration Statement.

(a)   The Company's Annual Report on Form 10-K for the year ended December 31, 2012 and filed with the Commission on April 16, 2013.

(b)    All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by Registrant’s latest annual report referred to in (1) above.

 (c)    A description of our common stock contained in our registration statement on Form 8-A filed April 17, 2012.

(d) All other documents filed by the Company after the date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the 1934 Act, after the date hereof and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which de-registers all securities then remaining in the Registration Statement and to be part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as indicated herein.

You may request a copy of these filings, at no cost, by writing the Company at E-Waste Systems, Inc., 101 First Street, Los Altos, CA 94022, Attention: Martin Nielsen, Chief Executive Officer, or telephoning us at (650) 283-2907.

ITEM 4.   DESCRIPTION OF SECURITIES.

Not Applicable

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

None

ITEM 6.   INDEMNIFICATION OF OFFICERS AND DIRECTORS.

The Articles of Incorporation and By-laws of the Company provide that the Company shall indemnify to the fullest extent permitted by Nevada law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Company. Such indemnification (other than as ordered by a court) shall be made by the Company only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct i.e., such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company. Advances for such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors, or by independent legal counsel or by the stockholders. In addition, the Articles of Incorporation provides for the elimination, to the extent permitted by Nevada law, of personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as directors. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "1933 Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.   EXHIBITS.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

ITEM 9.   UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement. Provided, however, that paragraphs (a) (1) (i) and (a)(1)(ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by us pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the 1934 Act; and, where interim financial information required to be presented by Item 310(b) of Registration S-B is not set forth in the prospectus, to deliver, or cause to be delivered, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(6) To deliver or cause to be delivered with the prospectus to each employee to whom the prospectus is sent or given, a copy of the Registrant's annual report to stockholders for its last fiscal year, unless such employee otherwise has received a copy of such report, in which case the registration shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on written request of the employee. If the last fiscal year of the Registrant has ended within 120 days prior to the use of the prospectus, the annual report of the Registrant for the preceding fiscal year may be so delivered, but within such 120-day period the annual report for the last fiscal year will be furnished to each such employee.

(7) To transmit or cause to be transmitted to all employees participating in the Plan who do not otherwise receive such material as stockholders of the Registrant, at the time and in the manner such material is sent to its stockholders, copies of all reports, proxy statements and other communications distributed to its stockholders generally.

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England, State of New York, on the 22nd day of April 2013.

E-WASTE SYSTEMS, INC.

By:  /s/ Martin Nielsen
              Martin Nielsen,
              Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of E-Waste Systems, Inc., a Nevada corporation (the “Corporation”), hereby constitute and appoint Martin Nielson, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agent and attorney-in-fact, and in any one or more of them, to sign for the undersigned and in their respective names as officers and as directors of the Corporation, a Registration Statement on this Form S-8 (or other appropriate form) (the “Registration Statement”) (or any and all amendments, including post-effective amendments, to such Registration Statement) and file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and with full power of substitution, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

 /s/   Martin Nielson
By:  Martin Nielson
        Chief Executive Officer and Director
        (Principal Executive Officer)

April 22, 2013

 /s/   David E. Severson
By:  David Severnson
        Interim Chief Financial Officer
        (Interim Principal Accounting Officer)

April 22, 2013

INDEX TO EXHIBITS

DESCRIPTION	EXHIBIT NO.

Opinion of Law Offices of Gary L. Blum	5.1

2013 Equity Compensation Plan	10.1

Consent of Independent Registered Public Accounting Firm	23.1

Consent of Law Offices of Gary L. Blum (included in Exhibit 5.1)	23.2